Exhibit 99.1

Date: May 29, 2014	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather H. Burnham
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, May 29, 2014 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter and fiscal year ended March 31, 2014. Revenues for the quarter ended March 31, 2014 were $120 million, a 7% increase over the $112 million in revenue in the quarter ended March 31, 2013. Earnings per share for the quarter ended March 31, 2014 were $0.39, a 13% increase over earnings per share of $0.35 for the same quarter of the prior year.

Revenues for the fiscal year ended March 31, 2014 were a record $479 million, a 12% increase over the $429 million in revenue in the prior year. Earnings per share for the fiscal year ended March 31, 2014 were a record $1.61, a 35% increase over earnings per share of $1.19 for the prior year. The Company’s earnings per share grew more than revenue as the gross profit margin improved and the general and administrative costs declined as a percentage of revenue. Diluted weighted shares decreased 5% due to continued share repurchases.

Revenue growth for the quarter was driven by a 9% increase in the Company’s Patient Management service line and a 6% increase in its Network Solutions service line. Patient Management services include traditional medical case management and claims administration services. Revenue from claims administration services has grown at a rate in excess of 20% for each of the past seven years.

The Company continues to invest in information technology, including the ongoing development of its claims management platform. CorVel’s biggest differentiator is the integration of all of its services, including the Company’s managed care services, in a real time environment. Functioning in a real time environment allows the Company to improve claims intake workflows, including mobile computing, and expand analytic tools such as clinical and predictive modeling. During the quarter, the Company was recognized by Business Insurance magazine as a recipient in its 2014 Innovation Awards Program. The Business Insurance Innovation Awards recognize leadership and innovation for risk management programs that focus on new technology, new products and services, and other advancements in the insurance industry. CorVel was selected for their caremc.com claims system’s clinical modeling module.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including product investment strategies, bill review and claims management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013 and the Company’s Quarterly Report on Form 10Q for the quarters ended June 30, 2013, September 30, 2013 and December 31, 2013. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results - Income Statement

Quarters and Fiscal Year Ended March 31, 2013 and March 31, 2014

	March 31, 2013	March 31, 2014
Quarter Ended
Revenues	111,959,000	120,246,000
Cost of revenues	88,050,000	93,709,000

Gross profit	23,909,000	26,537,000

General and administrative	11,899,000	13,704,000

Income from operations	12,010,000	12,833,000

Income tax expense	4,430,000	4,500,000

Net income	7,580,000	8,333,000

Earnings Per Share:
Basic	$0.35	$0.40
Diluted	$0.35	$0.39

Weighted Shares
Basic	21,620,000	20,945,000
Diluted	21,804,000	21,270,000

	Fiscal Year	Fiscal Year
	March 31, 2013	March 31, 2014
Fiscal Year Ended
Revenues	429,310,000	478,816,000
Cost of revenues	337,650,000	370,335,000

Gross profit	91,660,000	108,481,000

General and administrative	47,765,000	51,974,000

Income from operations	43,895,000	56,507,000

Income tax expense	17,165,000	22,115,000

Net income	26,730,000	34,392,000

Earnings Per Share:
Basic	$1.20	$1.63
Diluted	$1.19	$1.61

Weighted Shares
Basic	22,256,000	21,104,000
Diluted	22,458,000	21,372,000

CorVel Corporation

Quarterly Results - Condensed Balance Sheet

March 31, 2013 and March 31, 2014

	March 31, 2013	March 31, 2014
Cash	19,822,000	34,866,000
Customer deposits	10,107,000	16,142,000
Accounts receivable, net	49,105,000	57,229,000
Prepaid expenses and taxes	7,418,000	5,862,000
Deferred income taxes	6,448,000	6,861,000
Property, net	46,584,000	51,253,000
Goodwill and other assets	42,898,000	42,268,000

Total	182,382,000	214,481,000

Accounts and taxes payable	13,587,000	18,465,000
Accrued liabilities	39,168,000	53,374,000
Deferred tax liability	18,225,000	16,119,000
Paid in capital	110,927,000	118,834,000
Treasury stock	-301,301,000	-328,479,000
Retained earnings	301,776,000	336,168,000

Total	182,382,000	214,481,000